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[LOGO OF HARTMARX CORPORATION]


Hartmarx Corporation
101 North Wacker Drive
Chicago, Illinois 60606
312 372-6300

           HARTMARX CORPORATION COMPLETES EXIT OF RETAIL OPERATIONS:
                          KUPPENHEIMER SALE FINALIZED

            --The New Hartmarx is a Manufacturing-Wholesale Company
                    that Markets Consumer Apparel Products--

                                         Contact: Adriana Schmeling 212-237-1516

     CHICAGO, July 27, 1995 -- Hartmarx Corporation (NYSE: HMX) today announced that it has completed the sale of its former Kuppenheimer subsidiary to Kupp Acquisition Corp., a private investor group. This transaction completes Hartmarx's total exit from the retail business.

     Elbert O. Hand, chairman and chief executive officer of Hartmarx Corporation, commented, "In July, 1992 we announced our intention to divest or liquidate our retail operations in order to focus exclusively on Hartmarx strengths: manufacturing and wholesale marketing. This sale completes that strategic transformation. Going forward, Hartmarx will concentrate on selling product to all viable retail channels with our broad stable of designer and brand names. In addition to increasing our dominant market position in tailored clothing, we will continue to emphasize our rapid growth in sportswear under the Bobby Jones, Crossings, Sansabelt and Jack Nicklaus labels."

     "Eliminating the capital demands of retail operations has also enabled the company to dramatically reduce the debt accumulated by those businesses. Cash realized from this sale will be used for debt repayment. By the end of this year we expect our total debt to be one-half of what it was in 1992 - a reduction of approximately $150 million in only three years."

     Under the terms of the transaction, Hartmarx received $12 million in cash at closing. The agreement also provides for Hartmarx to be paid an additional $2.0 million plus interest over the next four years. In connection with an ongoing Hartmarx guaranty of a $2.5 million industrial development bond retained by Kuppenheimer, Hartmarx also received a note in the amount of $2.5 million secured by one of Kuppenheimer's manufacturing facilities.

     "We believe that Kuppenheimer has great potential under the new management team headed by Gene Kosack and Michael Levitt who both have extensive experience in running successful retail operations," Mr. Hand concluded.

     Hartmarx produces and markets business, casual and golfing apparel under a number of leading brands including Hart Schaffner & Marx, Hickey-Freeman, Austin Reed, Tommy Hilfiger, Nino Cerruti, KM by Krizia, Pierre Cardin, Crossings, Perry Ellis, Sansabelt, Jack Nicklaus, Bobby Jones and Barrie Pace through a broad range of channels including fine specialty and leading department stores, value-oriented retailers, mass merchants and direct-mail catalogs.